Exhibit 21.1

Subsidiaries of Grit International Inc.

ENS Janitorial Services Ltd.

Aaims Superior Storage Ltd.

PCL Ventures Ltd.

Grit Canada Acquisitions Inc.

All of the above are Alberta, Canada based corporations.